EXHIBIT 99.1

         Analog Devices Announces Results for Fiscal Third Quarter 2004

     NORWOOD, Mass.--(BUSINESS WIRE)--Aug. 12, 2004--Analog Devices, Inc. (NYSE:
ADI), a global leader in high-performance semiconductors for signal processing applications, today reported revenue of $717.8 million for the third quarter of fiscal 2004, which ended on July 31, 2004. Revenue increased 38% compared to the same period one year ago and 6% compared to the previous quarter. Net income for the third quarter was $169 million, more than double the $79 million reported for the same period in the prior year and 11% above the $152.6 million reported in the immediately prior quarter. The third quarter's diluted earnings per share
(EPS) under generally accepted accounting principles (GAAP) was $0.43, up from $0.21 for the same period one year ago and up from $0.39 for the immediately prior quarter.

     ADI also announced that the company's Board of Directors declared a cash dividend of $0.06 per outstanding share of common stock, payable on September 15, 2004 to all stockholders of record at the close of business on August 27, 2004.

     "Our results in the third quarter were mixed, as margins improved and the balance sheet remained strong, but declining order rates led to slower than expected revenue growth," said Mr. Jerald G. Fishman, president and CEO. "As a result, earnings came in at the low end of the guidance we provided on May 13, but earnings still grew at nearly twice the revenue growth rate for the quarter.

     "In the third quarter, we saw revenue growth across each of the major end markets we serve. The highest growth came from communications applications which span wireless, broadband, and a range of other telecommunications equipment.

     "On a geographic basis, revenue grew in most regions, led by 10% sequential growth in North America. Revenue in Europe and Southeast Asia also grew, while revenue in Japan was approximately flat.

     "Gross margins rose to 60% of sales, a new peak for ADI. In addition, operating expenses as a percent of sales decreased to 31%, versus 31.5% in the immediately prior quarter. As a result, operating margins rose sequentially by 130 basis points to 29.0%, after rising 360 basis points last quarter."

     Turning to the balance sheet, Mr. Fishman explained, "Cash and short-term investments increased by $147 million to $2.69 billion. Days cost of sales in inventory was 104 days in the third quarter, up from 102 days in the second quarter, and well within our desired range of 100 to 110 days. Days sales in accounts receivable increased to 45 days compared to 44 days in the previous quarter."

     Commenting on order patterns, Mr. Fishman said, "Over the past three quarters, customers were ordering well ahead of consumption and the book-to-bill ratio was above 1.15. In the third quarter, the economy became more uncertain and since lead times shortened, customer and distributor order rates slowed. While our new orders during the third quarter were approximately equal to our sales, an unusually high level of cancellations resulted in a book-to-bill ratio of approximately 0.8 for the third quarter.

     Regarding the near-term outlook, Mr. Fishman said, "Our customers appear somewhat more cautious in the short term and therefore, we are planning for fourth quarter revenue that is approximately flat compared to third quarter revenue. We also expect gross margins and EPS for the fourth quarter to be about the same as for the third quarter."

     In closing, Mr. Fishman stated, "The rebalancing that took place in the third quarter between order rates and consumption does nothing to change our mid- to long-term view. The electronics industry continues to grow and signal processing content within electronics equipment continues to grow. We believe these trends are likely to continue into the future and provide an opportunity for ADI to grow revenue and profits for 2005 and beyond."

     Mr. Fishman will discuss the third quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30 pm EST. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

     A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 9078600 or by visiting the Investor Relations page on ADI's web site.

     Analog Devices, Inc. is a leading manufacturer of precision high-performance integrated circuits used in analog and digital signal processing applications. ADI is headquartered in Norwood, Massachusetts, and employs approximately 9,000 people worldwide. It has manufacturing facilities in Massachusetts, California, North Carolina, Ireland, and the Philippines. Analog Devices' common stock is listed on the New York Stock Exchange and ADI is included in the S&P 500 Index.

     Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including our statements regarding planned revenue, earnings, and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our most recent Form 10-Q for the second fiscal quarter ended May 1, 2004, as filed with the Securities and Exchange Commission.


 Analog Devices Supplemental Information, Third Quarter, Fiscal 2004

                        Sales/Earnings Summary
         (In thousands of dollars, except per-share amounts)

                                      3Q 04       2Q 04          3Q 03
----------------------------------------------------------------------
  Three Months Ended        July 31, 2004  May 1, 2004  August 2, 2003
----------------------------------------------------------------------
Net Sales                         $717,793    $678,530       $520,445
   Y/Y Growth                           38%         35%            17%
   Q/Q Growth                            6%         12%             4%
Cost of Sales                      287,271     277,008        233,846
Gross Margin                       430,522     401,522        286,599
   Percent of Sales                   60.0%       59.2%          55.1%
----------------------------------------------------------------------
Operating Expenses:
   R&D                             131,328     126,274        111,668
   Selling, Marketing and G&A       89,162      85,282         72,178
   Acquisition-related
    expenses                         2,208       2,204          2,660
   Restructuring Costs                   -           -            341
----------------------------------------------------------------------
Operating Income                   207,824     187,762         99,752
   Percent of Sales                   29.0%       27.7%          19.2%
----------------------------------------------------------------------
Other (Income) Expense              (8,907)     (7,232)        (1,474)
----------------------------------------------------------------------
Income Before Tax                  216,731     194,994        101,226
Provision for Taxes                 47,681      42,411         22,270
   Tax Rate                             22%         22%            22%
----------------------------------------------------------------------
Net Income                        $169,050    $152,583        $78,956
   Percent of Sales                     24%         22%            15%
----------------------------------------------------------------------

Shares used for EPS - Basic        377,144     374,864        366,025
Shares used for EPS - Diluted      394,203     395,052        384,166

Earnings per Share - Basic           $0.45       $0.41          $0.22
Earnings per Share - Diluted         $0.43       $0.39          $0.21

Dividends declared per share         $0.06       $0.06             $-
----------------------------------------------------------------------




                                            3Q 04          3Q 03
------------------------------------------------- --------------
  Nine Months Ended                 July 31, 2004  August 2, 2003
------------------------------------------------- --------------------
Net Sales                             $2,001,676     $1,489,751
   Y/Y Growth                                 34%            19%
Cost of Sales                            824,167        676,555
Gross Margin                           1,177,509        813,196
   Percent of Sales                         58.8%          54.6%
------------------------------------------------- --------------
Operating Expenses:
   R&D                                   375,839        329,607
   Selling, Marketing and G&A            253,682        213,002
   Acquisition-related expenses            6,805          8,167
   Restructuring Costs                         -            341
------------------------------------------------- --------------
Operating Income                         541,183        262,079
   Percent of Sales                         27.0%          17.6%
------------------------------------------------- --------------
Other (Income) Expense                   (20,336)        (7,478)
------------------------------------------------- --------------
Income Before Tax                        561,519        269,557
Provision for Taxes                      123,047         59,303
   Tax Rate                                   22%            22%
------------------------------------------------- --------------
Net Income                              $438,472       $210,254
   Percent of Sales                           22%            14%
------------------------------------------------- --------------

Shares used for EPS - Basic              374,687        364,477
Shares used for EPS - Diluted            394,053        380,509

Earnings per Share - Basic                 $1.17          $0.58
Earnings per Share - Diluted               $1.11          $0.55

Dividends declared per share               $0.16             $-
------------------------------------------------- --------------



 Analog Devices Supplemental Information, Third Quarter, Fiscal 2004

                  Selected Balance Sheet Information
                      (In thousands of dollars)

                                      3Q 04       2Q 04          3Q 03
----------------------------------------------------------------------
                              July 31, 2004 May 1, 2004 August 2, 2003
----------------------------------------------------------------------
Cash & Short-term Investments   $2,688,506  $2,541,582     $3,229,365
Accounts Receivable, Net           354,897     328,318        259,134
Inventories                        326,301     308,539        296,940
Other Current Assets               168,833     171,815        198,554
----------------------------------------------------------------------
  Total Current Assets           3,538,537   3,350,254      3,983,993
PP&E, Net                          667,028     666,826        697,841
Investments                        313,608     307,638        297,533
Intangible Assets                  170,041     170,700        172,673
Other                               23,033      22,902         96,028
----------------------------------------------------------------------
Total Assets                    $4,712,247  $4,518,320     $5,248,068
----------------------------------------------------------------------

Deferred income-shipments to
 distributors                     $166,356    $150,429       $112,607
Other Current Liabilities          415,555     429,437        373,446
Long-term Debt                           -           -      1,263,266
Non-Current Lease Obligations            -           -            191
Non-Current Liabilities            349,952     339,559        334,888
Stockholders' Equity             3,780,384   3,598,895      3,163,670
----------------------------------------------------------------------
Total Liabilities & Equity      $4,712,247  $4,518,320     $5,248,068
----------------------------------------------------------------------




          Capital Expenditures, Depreciation & Amortization
                      (In thousands of dollars)

                                   3Q 04         2Q 04           3Q 03
  Three Months Ended       July 31, 2004   May 1, 2004  August 2, 2003
----------------------------------------------------------------------
Capital Expenditures             $37,523       $43,353        $20,076
Depreciation                     $37,326       $37,272        $42,297
Amortization of Intangibles         $680          $676           $656

  Nine Months Ended         July 31, 2004   August 2, 2003
-------------------------------------------------------
Capital Expenditures            $107,949       $49,377
Depreciation                    $112,163      $126,339
Amortization of Intangibles       $2,033        $1,964


     CONTACT: Analog Devices
              Maria Tagliaferro, 781-461-3282
              Director of Corporate Communications
              investor.relations@analog.com